                                                                EXHIBIT 99(a)(1)


          OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

                                NOVEMBER 27, 2001

                              HEALTHGATE DATA CORP.

          OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
                            (THE "OFFER TO EXCHANGE")

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
    EASTERN STANDARD TIME, ON DECEMBER 27, 2001 UNLESS THE OFFER IS EXTENDED.

HealthGate Data Corp. ("HealthGate") is offering eligible employees the opportunity to exchange outstanding options to purchase shares of HealthGate common stock for new options which we will grant under the HealthGate Data Corp. 1994 Stock Option Plan, as amended (the "Stock Option Plan"). We are making the offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related Memorandum from William S. Reece dated November 27, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer" or "program").

The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or promptly after the first business day which is six (6) months and one (1) day after the date we cancel the options accepted for exchange. You may tender options for all, some or none of the shares subject to an outstanding, unexercised option. All tendered options accepted by us through the offer will be cancelled as promptly as practicable after 5:00 P.M. Eastern Standard Time on the date the offer ends. The offer is currently scheduled to expire on December 27, 2001 (the "Expiration Date") and we expect to cancel options on December 28, 2001, or as soon as possible thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTIONS FOR EXCHANGE, YOU ALSO WILL BE REQUIRED TO TENDER ALL OPTIONS GRANTED TO YOU DURING THE SIX (6) MONTH PERIOD PRIOR TO THE COMMENCEMENT OF THIS OFFER. This means that if you participate in the offer, you will be required to tender all options granted to you since May 27, 2001.

The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in section 7 of this Offer to Exchange.

You may participate in the offer if you are an otherwise eligible employee of HealthGate Data Corp. Executive officers are eligible to participate; non-employee Directors are excluded. In order to receive a new option pursuant to this offer, you must remain an employee of HealthGate Data Corp. or one of its subsidiaries as of the date on which the new options are granted, which will be at least six (6) months and one (1) day after the Cancellation Date.

If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the Stock Option Plan.



The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last day on which shares have traded before the date of grant or, if the shares are publicly traded but not quoted on the Nasdaq National Market, by the average of the closing bid and asked prices on the last day on which shares have traded before the date of grant. If neither of the foregoing is applicable, the exercise price of the new options will be the fair market value of the price of common stock on the new grant date as determined by HealthGate's Board of Directors in good faith. In determining the fair market value of the common stock, the Board of Directors will consider such factors as are customary in valuing corporations, which are expected to include HealthGate's business, operating and financial results, management's projections, stock prices of businesses whose operations are similar to HealthGate, historical market prices of HealthGate's common stock, the market for HealthGate's products and services, general economic conditions and other matters which the Board considers relevant, including financial and valuation procedures as the Board in good faith deems relevant and appropriate. Because this determination will not be made until at least July 2002, it is impossible to state with certainty the weight each of these factors will be given.



Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

Each new option granted will vest in accordance with the vesting schedule of the cancelled options, as follows:

- - any shares that were fully vested on the date that the offer expires will be fully vested,

- - all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six
    (6) months and one (1) day from the date this offer expires) will be fully vested, and

- - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

Although the Compensation Committee and our Board of Directors have approved the offer, neither HealthGate nor its Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

Shares of HealthGate common stock are traded on the Nasdaq National Market under the symbol "HGAT." On November 20, 2001, the closing price of our common stock reported on the Nasdaq National Market was $0.51 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT AND HISTORICAL MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the Memorandum from William S. Reece dated November 27, 2001, the Election Form and the Notice to Change Election From Accept to Reject to Veronica Zsolcsak at HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803 (telephone: (781) 685-4000).

                                    IMPORTANT

If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Veronica Zsolcsak at fax number (781) 685-4040, no later than 5:00 P.M. on December 27, 2001.

We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE SPECIFICALLY REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED MEMORANDUM FROM WILLIAM S. REECE DATED NOVEMBER 27, 2001, ELECTION FORM AND NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                                                      PAGE
Summary Term Sheet.......................................................................................4

Certain Risks of Participating in the Offer.............................................................10

Introduction............................................................................................12

The Offer...............................................................................................13

1.       Eligibility....................................................................................13

2.       Number of options; expiration date.............................................................13

3.       Purpose of the offer...........................................................................14

4.       Procedures for tendering options...............................................................14

5.       Withdrawal Rights and Change of Election.......................................................15

6.       Acceptance of options for exchange and issuance of new options.................................16

7.       Conditions of the offer........................................................................17

8.       Price range of shares underlying the options...................................................18

9.       Source and amount of consideration; terms of new options.......................................18

10.      Information concerning HealthGate..............................................................21

11.      Interests of directors and officers; transactions and arrangements concerning the options......22

12.      Status of options acquired by us in the offer; accounting consequences of the offer............22

13.      Legal matters; regulatory approvals............................................................23

14.      Material U.S. Federal income tax consequences..................................................23

15.      Extension of offer; termination; amendment.....................................................24

16.      Fees and expenses..............................................................................25

17.      Additional information.........................................................................25

18.      Miscellaneous..................................................................................26

Schedule A        Information Concerning the Directors and Executive Officers
                  of HealthGate Data Corp..............................................................A-1

                               SUMMARY TERM SHEET

- -  The commencement date of the offer is November 27, 2001.

- - The offer allows employees to cancel existing stock options, whether vested or unvested, and receive an equivalent number of "at-the-money" stock options approximately six (6) months and one (1) day after cancellation of the existing stock options.

- - All employees including executive officers, can participate in the offer. Directors who are not also employees cannot participate.

- - The number of options granted to the employee following the six (6) month and one (1) day period will be the same number as the number of options cancelled (subject to adjustment for any intervening stock splits, etc.).



- - The exercise price of the new options will be the market price of our common stock on the new grant date, as determined by the closing price reported by the Nasdaq National Market on the last day on which shares have traded before the date of grant or, if the shares are publicly traded but not quoted on the Nasdaq National Market, by the average of the closing bid and asked prices on the last day on which shares have traded before the date of grant. If neither of the foregoing is applicable, the exercise price of the new options will be the fair market value of the price of common stock on the new grant date as determined by HealthGate's Board of Directors in good faith. In determining the fair market value of the common stock, the Board of Directors will consider such factors as are customary in valuing corporations, which are expected to include HealthGate's business, operating and financial results, management's projections, stock prices of businesses whose operations are similar to HealthGate, historical market prices of HealthGate's common stock, the market for HealthGate's products and services, general economic conditions and other matters which the Board considers relevant, including financial and valuation procedures as the Board in good faith deems relevant and appropriate. Because this determination will not be made until at least July 2002, it is impossible to state with certainty the weight each of these factors will be given.



- - Employees can elect to cancel all, some or none of their outstanding, unexercised options.

- - However, if an employee elects to cancel any options, then all options granted in the six (6) month period immediately prior to the commencement of this offer must also be cancelled.

- - Eligible employees will have until December 27, 2001 (twenty (20) business days from the commencement date of the offer) to decide if they wish to participate. We plan to cancel properly tendered options on December 28, 2001. The six (6) month and one (1) day period begins following the cancellation date.

- - The option exchange resets the employee's holding period for Federal income tax purposes.

- - The timing of the offer is designed so that the Company will not have to recognize any stock compensation expense as a result of the option exchange.

- - During the six (6) month and one (1) day period, no other options may be granted to the employees who are participating in the offer (such grants might require the Company to recognize stock compensation expense as a result of the option exchange).

- - The Company cannot provide "stock price protection" to participating employees during the six (6) month and one (1) day period. Participating employees must bear the risk of market movements in the stock price during the period.

- - Participating employees must remain employed during the six (6) month and one (1) day period in order to receive a new grant.

- - The vesting schedule for the new option grants will be calculated so that employees have the same number of vested options following the six (6) month and one (1) day period as they would have had under the cancelled options.

- - If the Company is acquired prior to the new grant date, the acquiror may assume outstanding options and the obligation to issue replacement options; may substitute acquiror options for outstanding and replacement options; or may refuse any such assumption or substitution, in which case any outstanding options will terminate and no replacement options will be issued. THEREFORE, IT IS POSSIBLE THAT

     YOU MAY NOT RECEIVE ANY REPLACEMENT OPTIONS, SECURITIES OF THE ACQUIROR OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS IF THE COMPANY IS ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED. If you were granted new options under the acquiring corporation's stock option plan, these options would be subject to the terms and conditions of the acquiring corporation's stock plan and related form of agreement. In addition, you may forfeit any accelerated vesting due to a change in control as provided under your existing option grant.

The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying Memorandum from William S. Reece dated November 27, 2001, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the accompanying Memorandum from William S. Reece dated November 27, 2001, the Election Form and the Notice to Change Election From Accept to Reject. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of HealthGate Data Corp. ("HealthGate") held by eligible employees for new options we will grant under the Stock Option Plan.
(Page 13)

WHO IS ELIGIBLE TO PARTICIPATE?

Employees are eligible to participate if they are employees of HealthGate as of the date the offer commences and the date on which the tendered options are cancelled.

Executive officers are eligible to participate; non-employee Directors are excluded. In order to receive a new option, you must remain an employee of HealthGate or one of its subsidiaries as of the date the new options are granted, which will be at least six (6) months and one (1) day after the cancellation date for the tendered options. If HealthGate does not extend the offer, the new options will be granted on or promptly after July 1, 2002. (Page
13)

WHY ARE WE MAKING THE OFFER?

We believe that granting stock options motivates high levels of performance and provides an effective way to recognize employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Most of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the new grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, in order to create better performance incentives for eligible employees and maximizes stockholder value. (Page 14)

WHAT ARE THE CONDITIONS TO THE OFFER?

The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange. (Page 12)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

To receive a grant of new options through the offer and under the terms of the Stock Option Plan, you must be employed by HealthGate or one of its subsidiaries as of the date the new options are granted. As discussed below, subject to the terms of this offer, we will grant the new options on or promptly after the first business day which is six (6) months and one (1) day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an employee of HealthGate or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 13)

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of option shares you tender. New options will be granted under our Stock Option Plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options.
(Page 13)

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

We will grant the new options on or promptly after the first business day which is at least six (6) months and one (1) day after the date we cancel the options accepted for exchange. Our Board of Directors will select the actual grant date for the new options. If we cancel tendered options on December 28, 2001, which is the scheduled date for the cancellation of the options (the next business day following the expiration date of the offer), the new options will not be granted until July 1, 2002, at the earliest. You must be an employee on the date we grant the new options in order to be eligible to receive them. (Page 16)

WHY WON'T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

If we were to grant the new options on any date which is earlier than six (6) months and one (1) day after the date we cancel the options accepted for exchange, we would potentially be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases and decreases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six (6) months and one (1) day, we will not have to treat the new options as variable awards.

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

No. If we accept options you tender in the offer, you will not receive any other option grants before you receive your new options. Because of accounting rules that could apply to these interim option grants as a result of the offer, we will defer until the new option grant date the grant of any additional options for which you may otherwise be eligible before the new option grant date to avoid incurring compensation expense against our earnings. However, if you are no longer employed at HealthGate or one of its subsidiaries on the date of grant of the new options you will not receive new options. (Page 16)

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page 12)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last day on which shares have traded before the date of grant or, if the shares are publicly traded but not quoted on the Nasdaq National Market, by the average of the closing bid and asked prices on the last day on which shares have traded before the date of grant or, if neither of the foregoing is applicable, by the Board of Directors of the Company. Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or promptly after the first business day that is six (6) months and one (1) day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current and historical market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 12)

WHEN WILL THE NEW OPTIONS VEST?

The vesting of the newly issued options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options. Each new option granted will vest as follows:

- - any shares that were fully vested on the date that the offer expires will be fully vested,

- - all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six (6) months and one (1) day from the date the tendered options are cancelled) will be fully vested, and

- - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

It is possible that, prior to the grant of new options, we might effect or enter into an agreement for a merger or other similar transaction. The acquiring corporation may assume outstanding options and the obligation to issue replacement options; may substitute acquiror options for outstanding and replacement options; or may refuse any such assumption or substitution, in which case any outstanding options will terminate and no replacement options will be issued. THEREFORE, IT IS POSSIBLE THAT YOU MAY NOT RECEIVE ANY REPLACEMENT OPTIONS, SECURITIES OF THE acquiring corporation OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS IF HEALTHGATE IS ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED. If you were granted new options under the acquiring corporation's stock option plan, these options would be subject to the terms and conditions of the acquiring corporation's stock plan and related form of agreement. In addition, you may forfeit your right to acceleration of vesting upon a change in control if the transaction were to occur before your new options were granted.

You should also be aware that these types of transactions could have a substantial impact on our share price or the share price of the acquiring corporation, including potentially substantial appreciation in price. Depending on the transaction structure, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger shortly after the new grant date, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction.

ARE THERE CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS?

Yes. If you are no longer an employee on the date we grant new options, you will not receive any new options. Also, even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid any such prohibition, but if it is applicable on and after the first business day that is at least six (6) months and one (1) day after we cancel the options accepted for exchange, you will not be granted a new option. (Page 23) See also the immediately preceding question concerning mergers or similar transactions.

IF YOU CHOOSE TO TENDER AN OPTION THAT IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

No. We will accept partial tenders of options, as well as the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants in their entirety, or any portion of one or more grants, or none of your grants. Your Election Form must specify the number of shares you are tendering under each option, and you will be granted a "balancing" option for the untendered portion of any partially tendered option. Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six (6) month period prior to the commencement of the offer. For example, if you received an option grant in December 2000 and a grant in August 2001 and you want to tender your December 2000 option grant, you would also be required to tender all options under your August 2001 option grant. (Page 13)

WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. (Page 23)

IF YOUR CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL YOUR NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. Among other requirements, for options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws.
(Page 23)

WHEN WILL YOUR NEW OPTIONS EXPIRE?

Your new options will expire five (5) years from the date of grant, or earlier if your employment with HealthGate terminates. (Page 19)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

The offer expires on December 27, 2001, at 5:00 P.M., Eastern Standard Time, unless we extend it. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement or otherwise inform you of the extension no later than 8:00 a.m., Eastern Standard Time, on the next business day following the previously scheduled expiration of the offer period. (Page 13)

HOW DO YOU TENDER YOUR OPTIONS?

If you decide to tender your options, you must deliver, before 5:00 P.M.., Eastern Standard Time, on December 27, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax number (781) 685-4040) or hand delivery to Veronica Zsolcsak, Chief Financial Officer of HealthGate. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel all properly tendered options promptly after the expiration of the offer. (Page 14)

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

You may withdraw your tendered options at any time before the offer expires at 5:00 P.M., Eastern Standard Time, on December 27, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to cancel validly tendered options promptly after the expiration of this offer, if we have not accepted and cancelled your tendered options by January 30, 2002, you may at any time thereafter withdraw any tendered options that have not been accepted and cancelled. To withdraw tendered options, you must deliver to us via facsimile (fax number (781) 685-4040) or hand delivery to Veronica Zsolcsak a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 15)

CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

Yes, you may change your election regarding particular tendered options at any time before the offer expires at 5:00 P.M., Eastern Standard Time, on December 27, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax number (781) 685-4040) or hand delivery to Veronica Zsolcsak a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 15)

WHAT DO HEALTHGATE AND ITS BOARD OF DIRECTORS THINK OF THE OFFER?

Although the Compensation Committee and our Board of Directors have approved the offer, neither HealthGate nor its Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact:

Veronica Zsolcsak
Chief Financial Officer
HealthGate Data Corp.
25 Corporate Drive, Suite 310
Burlington, Massachusetts 01803
(781) 685-4000

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible participants should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether and to what extent to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the Memorandum from William S. Reece dated November 27, 2001, the Election Form and the Notice to Change Election from Accept to Reject before deciding whether and to what extent to participate in the exchange offer.

ECONOMIC RISKS

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL July 1, 2002 AT THE EARLIEST.

Employees are generally eligible to receive option grants at any time that the Board of Directors chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until July 1, 2002 at the earliest.

IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

For example, if you cancel options with a $1.50 exercise price per share, and HealthGate's stock price appreciates to $2.00 before the replacement grants are made, your replacement option will have a higher exercise price than the cancelled option.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

THE COMPANY INVESTIGATES STRATEGIC OPPORTUNITIES FROM TIME TO TIME WHICH, IF CONCLUDED, COULD AFFECT WHETHER YOU RECEIVE REPLACEMENT OPTIONS AND THE PRICING AND/OR TERMS OF ANY NEW OPTIONS.

The Company engages in discussions from time to time regarding potential strategic opportunities, including financings, strategic partnering relationships, and acquisitions. If any of these transactions were to occur before the new options are granted, you may not receive new options, and any options you did receive could be granted at a higher exercise price, and could be subject to terms and conditions required by an investing or acquiring party. Also, you could forfeit any acceleration of vesting to which you would otherwise be entitled under your existing options.

YOUR REPLACEMENT OPTION MAY BE A NONQUALIFIED STOCK OPTION, WHEREAS YOUR CANCELLED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

If your cancelled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code of 1986, as amended. Among other requirements, for options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, due to the revised vesting schedule and/or the new exercise price, your options will exceed this limit, in which case the excess will be treated as nonqualified stock options. In general, nonqualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange.

YOUR REPLACEMENT INCENTIVE STOCK OPTIONS WILL BE SUBJECT TO A NEW HOLDING PERIOD FOR CERTAIN FAVORABLE TAX TREATMENT.

Holders of incentive stock options receive certain favorable tax treatment under the Internal Revenue Code. First, you will not incur ordinary income tax when you exercise an incentive stock option (although you may be subject to alternative minimum tax). Second, any profit you realize when you sell shares acquired upon the exercise of an incentive stock option will be taxed at the capital gains rate. However, in order to qualify for this treatment, you may not sell your option shares earlier than one year after the date of exercise and two years after the date of grant. If you participate in the offer, you will be cancelling your existing options and receiving a new grant. Therefore, you will lose the benefit of any holding period under the old options and you will begin a new holding period under the new options. If you want to receive the tax benefits accorded to incentive stock options, you will not be able to sell your option shares before July 1, 2004, or later if the time period of the offer is extended. Please see Section 14, "Material U.S. Federal income tax consequences," below for a more detailed description of the tax treatment of incentive stock options. You should consult with your tax advisor for further information about this risk.

BUSINESS RELATED RISKS

For a description of risks related to HealthGate's business, please see Section 18 of this Offer to Exchange.

                                  INTRODUCTION

HealthGate Data Corp. ("HealthGate") is offering to exchange all outstanding options to purchase shares of HealthGate common stock held by eligible employees for new options we will grant under the HealthGate Corp. 1994 Stock Option Plan, as amended (the "Stock Option Plan"). An "eligible employee" is any employee of HealthGate and its subsidiaries who is an employee both as of the date the offer commences and as of the date the tendered options are cancelled. Executive officers are eligible to participate; non-employee Directors are excluded.

We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related Memorandum from William S. Reece dated November 27, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer").

The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or shortly after the first business day which is at least six (6) months and one (1) day after the date we cancel the options accepted for exchange. The grant date for the new options will be July 1, 2002, at the earliest, unless the offer is extended, in which case the grant date of the new options will be similarly extended. You may tender options for all, some or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date"). If you tender any options for exchange, you will be required to also tender all options granted to you during the six (6) month period immediately prior to the commencement of this offer. This means that if you participate in the offer, you will be required to tender all options granted to you since May 27, 2001.

The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in section 7 of this Offer to Exchange. If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under our Stock Option Plan. The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last day on which shares have traded before the date of grant or, if the shares are publicly traded but not quoted on the Nasdaq National Market, by the average of the closing bid and asked prices on the last day on which shares have traded before the date of grant or, if neither of the foregoing is applicable, by the Board of Directors of the Company.

Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options. The new options will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

- any shares that were fully vested on the date that the offer expires will be fully vested,

- all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six (6) months and one (1) day from the Cancellation Date) will be fully vested, and

- all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

As of November 27, 2001, options to purchase 909,860 shares of HealthGate common stock were issued and outstanding, of which options to purchase approximately 803,479 shares, constituting approximately 88%, were held by eligible employees.

THE OFFER

1. Eligibility.

Employees are "eligible employees" if they are employees of HealthGate Data Corp. ("HealthGate") or one of HealthGate's subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled. Executive officers are eligible to participate; non-employee Directors are excluded. The directors and executive officers of HealthGate are listed in Schedule A to this Offer to Exchange.

In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six (6) months and one (1) day after the Cancellation Date. If HealthGate does not extend the offer, the new options will be granted on or shortly after July 1, 2002.

2. Number of options; expiration date.

Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. We will accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all, some or none of the shares subject to each of your eligible options. If you tender only part of an option, we will issue you a "balancing" option for the untendered shares.

If you tender any option or portion thereof for exchange, you will be required to also tender all options granted to you during the six (6) month period prior to the commencement of this offer. This means that if you participate in the offer, you will be required to tender all options granted to you since May 27, 2001.

If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of option shares tendered by you and accepted for exchange, subject to adjustment for any stock splits, reverse stock splits, stock dividends and similar events. All new options will be subject to the terms of our Stock Option Plan, and to a new option agreement between you and us. If, for any reason, you do not remain an employee of HealthGate or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

The term "expiration date" means 5:00 P.M., Eastern Standard Time, on December 27, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

- -  increase or decrease the amount of consideration offered for the options,

- -  decrease the number of options eligible to be tendered in the offer, or

- - increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

We will also notify you of any other material change in the information contained in this Offer to Exchange.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

3. Purpose of the offer.

We have issued outstanding options to provide our eligible employees with additional incentives to promote the success of our business, and to encourage our eligible employees to continue their employment with us. One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with HealthGate. Most of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange certain outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, in order to create better performance incentives for employees and maximize stockholder value. However, because we will not grant new options until at least six (6) months and one (1) day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

From time to time we engage in strategic transactions with business partners or other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, you may not receive new options. If you do receive new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. You will be at risk of increase (or decrease) in our share price before the grant date of the new options for other reasons.



As outlined in Section 9, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last day on which shares have traded before the date of grant or, if the shares are publicly traded but not quoted on the Nasdaq National Market, by the average of the closing bid and asked prices on the last day on which shares have traded before the date of grant. If neither of the foregoing is applicable, the exercise price of the new options will be the fair market value of the price of common stock on the new grant date as determined by HealthGate's Board of Directors in good faith. In determining the fair market value of the common stock, the Board of Directors will consider such factors as are customary in valuing corporations, which are expected to include HealthGate's business, operating and financial results, management's projections, stock prices of businesses whose operations are similar to HealthGate, historical market prices of HealthGate's common stock, the market for HealthGate's products and services, general economic conditions and other matters which the Board considers relevant, including financial and valuation procedures as the Board in good faith deems relevant and appropriate. Because this determination will not be made until at least July 2002, it is impossible to state with certainty the weight each of these factors will be given.



Neither HealthGate nor its Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4. Procedures for tendering options.

Proper Tender of Options.

To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax number (781) 685-4040) or hand delivery to Veronica Zsolcsak, along with any other required documents. Veronica Zsolcsak must receive all of the required documents before the expiration date.

The expiration date is 5:00 P.M. Eastern Standard Time on December 27, 2001.

THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.

Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement.

Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND HEALTHGATE UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

5. Withdrawal Rights and Change of Election.

You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

You may withdraw your tendered options at any time before 5:00 P.M., Eastern Standard Time, on December 27, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted and cancelled your tendered options by January 30, 2002, you may at any time thereafter withdraw any tendered options that have not been accepted and cancelled.

To validly withdraw tendered options, you must deliver to Veronica Zsolcsak via facsimile (fax number (781) 685-4040) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Veronica Zsolcsak via facsimile (fax number
(781) 685-4040) or hand delivery, in accordance with the procedures listed in
Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

- -  the name of the option holder who tendered the options,

- - the original number of shares for which each tendered option was exercisable,

- -  the grant date of each option to be tendered,

- -  the exercise price under each option to be tendered,

- -  the total number of shares exercised under each option; and

- - the total number of shares being tendered for cancellation under each option.

Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

If you wish to withdraw a Notice to Change Election From Accept to Reject, you must properly re-tender the withdrawn options before the expiration date by following the procedures described in Section 4. Otherwise, any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer and will remain outstanding.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6. Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be December 28, 2001, and you will be granted new options on or promptly after the first business day that is six (6) months and one (1) day after the date we cancel the options accepted for exchange. If the options you tendered were incentive stock options, your new options will also be incentive stock options, to the extent they qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. All other newly granted options will be nonqualified stock options.

Thus, subject to the terms and conditions of this offer, if your options are properly tendered by December 27, 2001, the scheduled expiration date of the offer, and accepted for exchange and cancelled on December 28, 2001 you will be granted new options on or promptly after July 1, 2002. If we accept and cancel options properly tendered for exchange after December 28, 2001, the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than July 1, 2002 covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

If we accept options you tender in the offer, we will defer any grant to you of additional options for which you may be eligible before the new option grant date until after the new option grant date, so that you will be granted no new options for any reason until at least six (6) months and one (1) day after any of your tendered options have been cancelled. We will defer the grant to you of any additional options in order to avoid incurring potential compensation expense against our earnings as a result of accounting rules that would apply to these interim option grants as a result of the offer.

Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of HealthGate or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

We will accept partial tenders of your eligible option grants, including the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, or any portion of one or more of your option grants, but only to the extent such grant has not previously been exercised. If you tender only a portion of an option, we will issue a "balancing" option for the untendered shares. In addition, if you tender any option grant or portion thereof for exchange, you will be required to also tender all options granted to you during the six (6) month period prior to the commencement of this offer. This means that if you participate in the offer, you will be required to tender all options granted to you since May 27, 2001.

However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give written notice to the option holders, of our acceptance for exchange of such options, which notice may be made by press release or otherwise. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn.

7. Conditions of the offer.

Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after November 27, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

- - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, results of operations, operations or prospects or materially impair the contemplated benefits of the offer to HealthGate;

- - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to HealthGate, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

     (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

     (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

     (3) materially impair the contemplated benefits of the offer to HealthGate; or

     (4) materially and adversely affect HealthGate's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to HealthGate;

- there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our results of operations in connection with the offer for financial reporting purposes;

- a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for HealthGate, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

- any change or changes shall have occurred in HealthGate's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to HealthGate or may materially impair the contemplated benefits of the offer to HealthGate.

The conditions to the offer are for HealthGate's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price range of shares underlying the options.

The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "HGAT". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

----------------------------------------------------- --------- ---------
                                                        HIGH       LOW
----------------------------------------------------- --------- ---------
FISCAL YEAR 2001
----------------------------------------------------- --------- ---------
October 1, 2001 through November 20, 2001              $ 0.750   $ 0.330
----------------------------------------------------- --------- ---------
Quarter ended September 30, 2001                         1.190     0.300
----------------------------------------------------- --------- ---------
Quarter ended June 30, 2001                              2.610     0.600
----------------------------------------------------- --------- ---------
Quarter ended March 31, 2001                             1.593     0.564
----------------------------------------------------- --------- ---------
FISCAL YEAR 2000
----------------------------------------------------- --------- ---------
Quarter ended December 31, 2000                          3.750     0.564
----------------------------------------------------- --------- ---------
Quarter ended September 30, 2000                         5.907     3.093
----------------------------------------------------- --------- ---------
Quarter ended June 30, 2000                             19.688     4.875
----------------------------------------------------- --------- ---------
Quarter ended March 31, 2000                            39.000    16.875
----------------------------------------------------- --------- ---------

As of November 20, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $0.51 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT AND HISTORICAL MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

9. Source and amount of consideration; terms of new options.

Consideration.

We will issue new options to purchase shares of common stock under our Stock Option Plan in exchange for the outstanding options properly tendered and accepted for exchange by us, which options will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a total of up to approximately 803,479 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 13% of the total shares of our common stock outstanding as of November 27, 2001.

Terms of New Options.

The new options will be granted under our Stock Option Plan. A new option agreement will be entered into between HealthGate and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally this will not substantially and adversely affect the rights of option holders. Because we will not grant new options until at least six (6) months and one (1) day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including, among other reasons, as the result of a significant corporate event. The following description summarizes the material terms of our Stock Option Plan and the options to be granted under the Stock Option Plan.

Stock Option Plan.

The maximum number of shares available for issuance through the exercise of options granted under our Stock Option Plan is 1,493,333. Our Stock Option Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonqualified stock options.

Administration.

The Stock Option Plan is administered by our Board of Directors (the "Administrator"). Subject to the other provisions of the Plans, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

Term.

Options generally have a term of five (5) years. Incentive Stock Options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of HealthGate or an affiliate company will have a term of no more than five (5) years.

Termination.

Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, including termination upon death, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within three (3) months following your termination. In the event that the termination of your employment is by reason of permanent or total disability, you may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within twelve (12) months following such termination.

The termination of your option under the circumstances specified in this section will result in the termination of your interests in our Stock Option Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

Exercise Price.



The Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last day on which shares have traded before the date of grant or, if the shares are publicly traded but not quoted on the Nasdaq National Market, by the average of the closing bid and asked prices on the last day on which shares have traded before the date of grant. If neither of the foregoing is applicable, the exercise price of the new options will be the fair market value of the price of common stock on the new grant date as determined by HealthGate's Board of Directors in good faith. In determining the fair market value of the common stock, the Board of Directors will consider such factors as are customary in valuing corporations, which are expected to include HealthGate's business, operating and financial results, management's projections, stock prices of businesses whose operations are similar to HealthGate, historical market prices of HealthGate's common stock, the market for HealthGate's products and services, general economic conditions and other matters which the Board considers relevant, including financial and valuation procedures as the Board in good faith deems relevant and appropriate. Because this determination will not be made until at least July 2002, it is impossible to state with certainty the weight each of these factors will be given. However, pursuant to any determination the exercise price may not be less than 110% of the fair market value of the shares for options intended to qualify as incentive stock options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of HealthGate or an affiliate company.

Vesting and Exercise.

Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us generally vest at a rate of either (a) 33-1/3% of the shares subject to the option after twelve months and then 8-1/3% of the total shares subject to the option vest each quarter thereafter or (b) 8-1/3% of the total shares each quarter after the date of grant, as applicable, provided the employee remains continuously employed by HealthGate.

The new options granted pursuant to the offer will vest as follows:

- any shares that were fully vested on the date that the offer expires will be fully vested,

- all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six (6) months and one (1) day from the date this offer expires) will be fully vested, and

- all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

Payment of Exercise Price.

You may exercise your options, in whole or in part, by delivery of a written notice to us together with an option exercise form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are generally cash or check.

Adjustments Upon Certain Events.

If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

If HealthGate is acquired prior to the new grant date, the acquiror may assume outstanding options and the obligation to issue replacement options; may substitute acquiror options for outstanding and replacement options; or may refuse any such assumption or substitution, in which case any outstanding options will terminate and no replacement options will be issued. THEREFORE, IT IS POSSIBLE THAT YOU MAY NOT RECEIVE ANY REPLACEMENT OPTIONS, SECURITIES OF THE ACQUIROR OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS IF HEALTHGATE IS ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED. If you were granted new options under the acquiring corporation's stock option plan, these options would be subject to the terms and conditions of the acquiring corporation's stock plan and related form of agreement.

Transferability of Options.

New options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised for a limited period of time by a person who acquires the right to exercise the option by bequest or inheritance.

Termination of Employment.

If, for any reason, you are not an employee of HealthGate from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

Registration of Option Shares.

A total of 1,493,333 shares of common stock issuable upon exercise of options under our Stock Option Plan have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws. You may, however, be subject to restrictions on transfer imposed by the Company, including the Company's policy regarding insider trading and blackout periods.

U.S. Federal Income Tax Consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. Our statements in this Offer to Exchange concerning our Stock Option Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our Stock Option Plan and the forms of option agreement under the Stock Option Plan. Please contact us at HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803 (telephone: (781) 685-4000), to receive a copy of our Stock Option Plan and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

10. Information concerning HealthGate.

Our principal executive offices are located at 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803, and our telephone number is (781) 685-4000.

HealthGate Data Corp. is a market-leading provider of healthcare information to health-related organizations. HealthGate offers customers a comprehensive content repository of healthcare information. HealthGate's authoritative content has been chosen by more than 600 hospitals in the United States to provide the capability to drive down costs through more effective research and treatment, regulatory compliance, and clinician and patient education. The Company's XML-based content can be delivered electronically to its customers or built into clinical software systems.

HealthGate is currently developing additional proprietary content including information that is coded using the most popular medical coding vocabularies. The Company anticipates marketing this content to healthcare institutions and related healthcare organizations for use in a variety of clinical systems.

Since 1999, HealthGate's content has become part of operations in approximately 12 percent of all hospitals in the United States. Some of the most respected healthcare institutions in the world, such as Brigham and Women's Hospital, The Cleveland Clinic Health System, and HCA now utilize the data provided by HealthGate. The Company's content repository is supported by a technology infrastructure designed to enable HealthGate to rapidly develop products and services for additional markets such as pharmaceutical companies and payors (insurance companies, governments, and self-insured organizations).

HealthGate's management believes it has developed a scalable and sustainable business model. The Company's limited operating history makes an evaluation of its business and prospects difficult. Investors should not use the Company's past results as a basis to predict future performance. HealthGate has incurred net losses since inception and had an accumulated deficit of approximately $92.4 million as of September 30, 2001. The Company plans to manage its expenses in line with its anticipated services revenue. However, HealthGate cannot assure investors that it will achieve significant revenue or profitability or, if significant revenue or profitability is achieved, that the Company would be able to sustain them.

HealthGate distributes its content through affiliated Web sites such as the Company's CHOICE Web sites for hospitals and other institutions, and other third party co-branded Web sites. HealthGate offers both pre-packaged content such as the Company's CHOICE product as well as content on an individual resource basis, where a customer can choose specific content elements

The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2000 and our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 is incorporated herein by reference. See "Additional Information" beginning on page 25 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of directors and officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of November 20, 2001, our executive officers and directors (nine (9) persons) as a group beneficially owned options outstanding under our Stock Option Plan to purchase a total of 409,260 shares, which represented approximately 41% of the shares subject to all options outstanding as of that date. Options to purchase our shares owned by non-employee directors are not eligible to be tendered in the offer. Options to purchase a total of 337,142 of our shares, or 34% of all options outstanding, are held by officers, including one (1) eligible employee director, and may be tendered in the offer upon the terms and conditions set forth herein.

In the sixty (60) days prior to and including November 27, 2001, Jonathan Conibear, a member of the Board of Directors, was granted an option to purchase 10,000 shares of our common stock at an exercise price of $0.70 per share. Except as otherwise described in the preceding sentence, there have been no transactions in options to purchase our shares or in our shares which were effected during the sixty (60) days prior to November 27, 2001 by HealthGate or, to our knowledge, by any executive officer, director or affiliate of HealthGate.

12. Status of options acquired by us in the offer; accounting consequences of the offer.

Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the Stock Option Plan. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

- if an employ tenders any options, all options issued to the employee during the six (6) months prior to commencement of the offer must also be tendered

-  we will not grant any new options until a business day that is at least six
   (6) months and one (1) day after the date that we accept and cancel options tendered for exchange, and

- the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

13. Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7.

If we are prohibited by applicable laws or regulations from granting new options immediately after the day that is six (6) months and one (1) day from the date that we cancel the options accepted for exchange, when we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

14. Material U.S. Federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. WE ADVISE ALL OPTION HOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Incentive Stock Options.

Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our Stock Option Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

- at least two (2) years after the date the incentive stock option was granted, and

- at least one (1) year after the date the incentive stock option was exercised.

The two-year and one-year periods described above are referred to as "holding periods."

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. However, you will begin a new holding period for purposes of determining whether any disposition of the underlying shares is a qualifying disposition as described above.

Among other requirements, for options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that if the new options have a higher exercise price than some or all of your current options, or if a significant number of options are vested on the date of grant (to equal your current vesting schedule), the new options may exceed the limit for incentive stock options.

We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. If you choose not to accept this offer, it is possible that the Internal Revenue Service would decide that your right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the Internal Revenue Service that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

Non-Qualified Stock Options.

Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonqualified stock option.

However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15. Extension of offer; termination; amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

- we increase or decrease the amount of consideration offered for the options,

- we decrease the number of options eligible to be tendered in the offer, or we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 15, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

16. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

17. Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

1.   HealthGate's Annual Report on Form 10-K for its fiscal year ended
     December 31, 2000, filed with the SEC on April 2, 2001, as amended by Form 10-K/A filed with the SEC on April 27, 2001;

2. HealthGate's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the SEC on May 14, 2001;

3. HealthGate's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed with the SEC on August 13, 2001;

4. HealthGate's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, filed with the SEC on November 13, 2001; and

5. The description of HealthGate's Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on December 29, 1999 (which was incorporated by reference from our Registration Statement on Form S-1 filed with the SEC on April 23, 1999 (Registration No. 333-76899) and subsequently amended); and

6. Our Registration Statement on Form S-8 dated March 2, 2000 (Registration No. 333-31524) and amended by Post Effective Amendment No. 1 filed on November 1, 2000).

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.        233 Broadway               500 West Madison Street
Room 1024                     New York, New York         Suite 1400
Washington, D.C. 20549                                   Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol "HGAT" and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803, or telephoning us at (781) 685-4000.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about HealthGate should be read together with the information contained in the documents to which we have referred you.

18. Miscellaneous.

This Offer to Exchange and HealthGate's SEC reports referred to above contain certain statements that are forward-looking and actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements reflect management's current expectations, are based on many assumptions and are subject to certain risks and uncertainties. Factors that might cause or contribute to such differences are described further below and in the periodic reports and registration statements HealthGate files from time to time with the Securities and Exchange Commission, including HealthGate's most recent Form 10-K and Form 10-Q. Investors are cautioned not to place undue reliance on the forward-looking statements. HealthGate does not intend to update or publicly release any revisions to the forward-looking statements.

HealthGate operates in a highly competitive and rapidly evolving electronic healthcare content industry. The documents we filed with the SEC, including our annual report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The risks and uncertainties described below are some of those that HealthGate currently believes may affect the Company include, but are not limited to:

     FAILURE TO GENERATE SUFFICIENT REVENUES, OR RAISE ADDITIONAL CAPITAL WILL HAVE A MATERIAL ADVERSE EFFECT ON HEALTHGATE'S LONG-TERM VIABILITY AND ITS ABILITY TO ACHIEVE ITS INTENDED BUSINESS OBJECTIVES. At September 30, 2001, the Company had $8.4 million of cash, cash equivalents and marketable securities and $1.6 million of working capital. The Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the nine months ended September 30, 2001, the Company incurred a net loss of $6.9 million and negative cash flow from operations of $5.8 million. The Company had an accumulated deficit of $92.4 million at September 30, 2001.

     In the fourth quarter of 2000 and during 2001, the Company took several actions to substantially reduce operating cash flows. These actions included reducing the Company's workforce in December 2000, terminating the Company's agreement with NBCi, and amending or canceling several content arrangements. If the Company does not achieve its forecasted revenue levels in the near term, management is prepared to implement additional cost reductions.

     Based on the Company's current forecasted cash flows and its cash and marketable securities on hand, the Company expects to have sufficient cash to finance its operations for at least the next twelve months. The Company's future beyond the next twelve months is dependent on its ability to achieve break-even or positive cash flow, or raise additional financing. There can be no assurances that the Company will be able to do so.

     The Company's future liquidity and capital requirements will depend upon numerous factors, including the success of existing and new content service offerings, and reduction in discretionary spending. The Company currently anticipates its cash resources will be sufficient to meet the presently anticipated working capital, capital expenditures and business expansion requirements for at least the next twelve months. However, the Company may need to raise additional funds to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies, or take advantage of unanticipated opportunities. The Company may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that additional funding, if needed, will be available on terms acceptable to the Company, or at all.

     THE SUCCESS OF THE COMPANY'S BUSINESS WILL DEPEND ON HEALTHGATE'S ABILITY TO SELL ITS CONTENT PRODUCTS AND SERVICES. HealthGate's products and services include licensing content in both a pre-packaged formats and on an individual resource basis. HealthGate's CHOICE Web site product consists of content and related services in a pre-packaged format. HealthGate has also licensed portions of its content on an individual resource basis to customers that preferred to choose specific content elements.

     A key element of the Company's strategy is to continue to increase sales and licensing into the hospital market as well as to expand sales and licensing into other healthcare markets, such as payors and pharmaceutical companies. If HealthGate is unable to increase sales and licensing, the Company's business prospects, results of operations and the market price of the Company's common stock could be materially adversely affected.

     THE MAJORITY OF HEALTHGATE'S REVENUE HAS HISTORICALLY BEEN DERIVED FROM A FEW CUSTOMERS AND THE LOSS OF ANY OF THESE CUSTOMERS COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS UNLESS THE COMPANY FINDS OTHER SIGNIFICANT

CUSTOMERS. Historically, HealthGate has generated a substantial portion of its revenue from a few customers. For the nine months ended September 30, 2001, three customers, HCA (a HealthGate warrant holder), Blackwell Science (a stockholder), and GE (a stockholder and a warrant holder) accounted for 22%, 17%, and 12%, respectively, of the Company's total revenue.

     In March 2001, HealthGate and HCA amended the Co-Branded CHOICE Web Site Agreement. The original agreement provided for annual license fees of $3.5 million to be paid by HCA to HealthGate. The amendment significantly reduces the content that will be made available on the customized HCA CHOICE Web sites, increases the maximum number of hospitals covered to 330 and eliminated HCA's option to terminate the Agreement on June 1, 2001. The amended agreement provides for HCA to pay annual license fees of $1.7 million to HealthGate. HealthGate expects to continue to generate a substantial portion of its revenue in the near future from HCA.

     HealthGate's agreement with GE, as amended, runs through June 2002. Revenues derived under this agreement for the three months ended September 30, 2001 were $13,000 compared to approximately $0.4 million during each of the first two quarters of 2001. Additionally, HealthGate's agreement with Blackwell Science is scheduled to terminate on December 31, 2001 and HealthGate does not expect the agreement to be renewed. Therefore, HealthGate does not expect to derive any significant revenue from Blackwell Science in 2002. The loss of HCA as a customer or HealthGate's failure to obtain other significant customers and sources of revenues to replace the revenue derived from Blackwell Science and GE could adversely affect the Company's business.

     THE QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY AFFECT THE MARKET PRICE OF HEALTHGATE'S COMMON STOCK IN A MANNER UNRELATED TO THE COMPANY'S LONG-TERM PERFORMANCE. The Company expects quarterly revenue, expenses and operating results to fluctuate significantly in the future, which could affect the market price of the common stock in a manner unrelated to the Company's long-term operating performance. Quarterly fluctuations could result from a number of factors, including:

o Addition of new content providers or changes in the Company's relationships with its most important content providers, which may require more expenditures in the early stages of these relationships;

o The amount and timing of expenses required to integrate operations and technologies from joint ventures or other business combinations or investments.

     Although HealthGate does not plan a major increase in spending related to operations, the expense levels are in part based on the Company's expectations concerning future revenue and these expense levels are predominately fixed in the short-term. If the Company has lower revenue than expected, HealthGate may not be able to reduce spending in the short-term in response. Any shortfall in revenue would have a direct impact in HealthGate's results of operations. In this event, the price of the Company's common stock may fall.

     HEALTHGATE'S SERVICES BUSINESS IS EXPANDING AND THE COMPANY'S BUSINESS PROSPECTS MAY SUFFER IF IT IS NOT ABLE TO EFFECTIVELY MANAGE THE GROWTH OF ITS OPERATIONS AND SUCCESSFULLY RETAIN KEY PERSONNEL. Since HealthGate began its business in 1994, the Company has significantly expanded its operations over a short period of time. HealthGate has grown from three employees at the end of 1994 to 65 employees as of September 30, 2001. HealthGate's future success depends on the Company's ability to retain, train, motivate, identify, attract, and hire highly skilled technical, managerial, editorial, sales and customer service personnel. Competition for highly skilled personnel is intense. In particular, skilled technical employees are highly sought after in the Boston area, and the Company cannot guarantee that it will be able to retain or attract these employees.

         HEALTHGATE'S ABILITY TO DEVELOP AND IMPLEMENT ITS PROJECT INTELLECT STRATEGIC INITIATIVE WILL AFFECT THE COMPANY'S LONG-TERM SUCCESS. HealthGate has undertaken a project to assign multiple medical indexing vocabularies, such as ICD-9-CM and CPT-4, to selected content assets in the Company's hosted repository. The Company believes that the success of this initiative will strengthen its position in the marketplace by allowing HealthGate to interface with a wide range of clinical and administrative applications, such as scheduling tools, electronic medical records, laboratory results and pharmaceutical systems, and open up additional markets such as insurance companies, managed care and pharmaceutical companies. There can be no assurance that the Company will be able to successfully develop the software and tools necessary to efficiently add the vocabularies to its content repository nor can it be assumed that HealthGate can effectively market this new initiative beyond its current customer market. If HealthGate is unsuccessful at either, then the future success of the Company may be affected.

     HEALTHGATE FACES INTENSE COMPETITION IN LICENSING THE COMPANY'S ELECTRONIC HEALTHCARE INFORMATION PRODUCTS AND SERVICES AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY. The market for healthcare content products and services provided electronically is relatively new, intensely competitive and rapidly changing. With only moderate barriers to entry in a rapidly evolving industry, there are now thousands of content providers offering users healthcare content, products and services, and the Company expects that competition will continue to grow. HealthGate competes, directly and indirectly, for customers, consumers, content and service providers, and acquisition candidates with other electronic healthcare content companies. Some of the Company's competitors may enjoy competitive advantages including: greater resources that can be devoted to the development, promotion and sale of their products and services, longer operating histories, greater brand recognition and larger customer bases.

     THE PERFORMANCE OF HEALTHGATE'S WEB SITES AND COMPUTER SYSTEMS IS CRITICAL TO ITS BUSINESS AND THE BUSINESS WILL SUFFER IF THE COMPANY EXPERIENCES SYSTEM FAILURES. The performance of HealthGate's Web sites and computer systems is critical to the Company's reputation and ability to attract and retain users, customers, advertisers and subscribers. HealthGate provides products and services based on sophisticated computer and telecommunications software and systems, which often experience development delays and may contain undetected errors or failures when introduced into the Company's existing systems. HealthGate experienced one minor unscheduled service interruption of approximately four hours in 1998. In April 2001, HealthGate's activePress service experienced an unscheduled service interruption of approximately six hours. The Company cannot guarantee that it will not experience more significant service interruptions in the future. The Company is also dependent upon Web browsers and Internet service providers to provide Internet users access to its Web sites. Many of them have experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures. The Company also depends on certain information providers to deliver information and data feeds to it on a timely basis. HealthGate Web sites could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. System errors or failures that cause a significant interruption in the availability of the Company's content or an increase in response time on the Company's Web sites could cause it to lose potential or existing users, customers, advertisers or subscribers and could result in damage to its reputation and brand name or a decline in the Company's stock price.

     In March 1999, HealthGate entered into an Internet Data Center Services Agreement with Exodus Communications, Inc. to house all of the Company's central computer facility servers at Exodus's Internet Data Center in Waltham, Massachusetts. HealthGate does not presently maintain fully redundant systems at separate locations, so the Company's operations depend on Exodus's ability to protect the systems in its data center against damage from fire, power loss, water damage, telecommunications failure, vandalism and similar events. Although Exodus provides comprehensive facilities management services, including human and technical monitoring of all production servers, Exodus does not guarantee that HealthGate's Internet access will be uninterrupted, error-free or secure. In September 2001, Exodus filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Exodus has publicly announced that during the bankruptcy proceedings it intends to focus on operating its business and serving its customers while it develops a plan of reorganization to provide a suitable capital structure for long-term growth. HealthGate may need to engage a different central computer facility in the event that Exodus does not continue to provide satisfactory services to HealthGate. HealthGate cannot accurately predict the additional expenses or other costs involved if HealthGate replaces Exodus as a service provider.

     HealthGate has also developed a disaster recovery plan to respond to system failures. HealthGate cannot guarantee that its disaster recovery plan is capable of being implemented successfully. HealthGate cannot guarantee that the Company's insurance will be adequate to compensate it for all losses that may occur as a result of any system failure.

     HEALTHGATE'S BUSINESS PROSPECTS MAY SUFFER IF THE COMPANY IS NOT ABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL DEVELOPMENTS IN THE ELECTRONIC HEALTHCARE CONTENT INDUSTRY. The electronic healthcare content industry is characterized by rapid technological developments, evolving industry standards, changes in user and customer requirements and frequent new service and product introductions and enhancements. The introduction of new technology or the emergence of new industry standards and practices could render the Company's systems and, in turn, its products and services, obsolete and unmarketable or require the Company to make significant unanticipated investments in research and development to upgrade its systems in order to maintain the marketability of its products. To be successful, in addition to maintaining the depth and breadth of its content repository, the Company must continue to license or develop leading technology, enhance its existing products and services and respond to emerging industry standards and practices on a timely and cost-effective basis. If the Company is unable to successfully respond to these developments, particularly in light of the rapid technological changes in the electronic healthcare content industry generally and the highly competitive market in which it operates, the Company's business, results of operations and the market price of the Company's common stock could be adversely affected.

     HEALTHGATE MAY BE SUBJECT TO LIABILITY FOR INFORMATION RETRIEVED FROM THE COMPANY'S CONTENT REPOSITORY. As a publisher and distributor of online information, HealthGate may be subject to third party claims for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of information supplied by the Company. These types of claims have been brought, sometimes successfully, against online service providers in the past. HealthGate could be subject to liability with respect to content that may be accessible through the Company's content repository or client Web sites. For example, claims could be made against HealthGate if material deemed inappropriate for viewing by children could be accessed through its Web site or if a professional, patient or consumer relies on healthcare information accessed through HealthGate to their detriment. Even if any of the kinds of claims described above do not result in liability to the Company, HealthGate could incur significant costs in investigating and defending against them and in implementing measures to reduce its exposure to this kind of liability. The Company's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify HealthGate for all liability that may be imposed.

     HEALTHGATE DEPENDS ON THE COMPANY'S CONTENT PROVIDERS, AS THE SUCCESS OF HEALTHGATE'S BUSINESS DEPENDS ON ITS ABILITY TO PROVIDE A COMPREHENSIVE LIBRARY OF HEALTHCARE INFORMATION. HealthGate licenses the majority of its content from third parties. With a few exceptions, these licenses are generally non-exclusive, have an initial term of one year and are renewable. In addition, a significant number of these licenses permit cancellation by the content provider upon 30 to 90 days notice. HealthGate cannot guarantee that it will be able to continue to license its present content or sufficient additional content to provide a diverse and comprehensive library. In the future, HealthGate may not be able to license content at reasonable cost. In addition, one or more of the Company's publishers or other content providers may grant one of the Company's competitors an exclusive arrangement with respect to a significant database or periodical, or elect to compete directly against HealthGate by making its content exclusively available through its own Web site.

     FAILURE TO REGAIN COMPLIANCE WITH THE LISTING REQUIREMENTS FOR NASDAQ COULD RESULT IN THE COMPANY'S STOCK BEING DELISTED WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF HEALTHGATE'S STOCK IN A MANNER UNRELATED TO THE COMPANY'S PERFORMANCE. On December 8, 2000, HealthGate was notified by Nasdaq that it was no longer in compliance with certain listing requirements of the National Market and that failure to correct these conditions on or before March 8, 2001, could result in the delisting of the Company's stock. On March 8, 2001, the Company was notified by Nasdaq of its intention to delist the Company's stock. The Company was granted a hearing on April 26, 2001. At various times and for varying periods after the April 26 hearing, HealthGate has been in compliance and out of compliance with both the $5.0 million market value of public float and $1.00 minimum bid requirements of the Nasdaq National Market. As of November 27, 2001, HealthGate was not in compliance with Nasdaq's minimum bid price and market value of public float requirements. In October 2001, in connection with Nasdaq's moratorium on minimum bid price and market value of public float requirements, Nasdaq advised HealthGate that the Nasdaq Listing Qualifications Panel has determined to continue the listing of HealthGate's common stock on the Nasdaq National Market. Pursuant to Nasdaq's moratorium, the minimum bid price and market value of public float requirements will be suspended until January 2, 2002. Thereafter, HealthGate will be considered non-compliant only if it fails to satisfy the applicable standard for 30 consecutive trading days. Nasdaq will then allow HealthGate an additional 90-calendar day grace period in which to regain compliance. The Company cannot predict what effect a delisting would have on the market price of the Company's stock.

     HEALTHGATE'S BUSINESS MAY BE ADVERSELY AFFECTED IF THE COMPANY IS NOT ABLE TO EFFECTIVELY PROTECT ITS INTELLECTUAL PROPERTY RIGHTS. HealthGate regards its trademarks, service marks, copyrights, trade secrets and similar intellectual property as important to its business, and the Company relies upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, strategic partners and others to protect its rights in this property. HealthGate has registered the Company's "HealthGate," "HealthGate Data," "CHOICE," "MedGate," "ReADER," "activePress," and its HealthGate logo trademarks in the United Sates Effective trademark, copyright and trade secret protection may not be available in every country in which HealthGate products and services are distributed or made available through the Internet. Therefore, HealthGate cannot guarantee that the steps it has taken to protect its proprietary rights will be adequate to prevent infringement or misappropriation by third parties or will be adequate under the laws of some foreign countries, which may not protect HealthGate's proprietary rights to the same extent, as do the laws of the United States.

     Although HealthGate believes that its proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against the Company or claim that the Company has violated a patent or infringed a copyright, trademark or other proprietary rights belonging to them. These claims, even if they are without merit, could result in HealthGate spending a significant amount of time and money to dispose of them. In July 1999, HealthGate received a letter from a company (the "Holder") claiming ownership of a patent that claims exclusive rights to all electronic methods of on-demand remote retrieval of graphic and audiovisual information. The letter asserted that the use of HealthGate's Web site, www.healthgate.com, induces users to infringe the patent. In the letter, the Holder offered to license the patent perpetually and retroactively to HealthGate for a one-time fee of between $50,000 and $150,000 depending upon the number of "hits" per day on the Company's web site. There has been no recent activity on this matter and at this time, HealthGate is unable to predict its outcome.

     HEALTHGATE'S BUSINESS MAY BE ADVERSELY AFFECTED IF THE COMPANY IS UNABLE TO CONTINUE TO LICENSE SOFTWARE THAT IS NECESSARY FOR THE DEVELOPMENT OF PRODUCT AND SERVICE ENHANCEMENTS. HealthGate relies on a variety of technologies that are licensed from third parties, including the Company's database software and Internet server software, which is used in HealthGate's computer network to perform key functions. These third party licenses may not be available to HealthGate on commercially reasonable terms in the future. The loss of or inability to maintain any of these licenses could delay the introduction of software enhancements, interactive tools and other features until equivalent technology could be licensed or developed.

     GOVERNMENT REGULATION OF THE INTERNET MAY RESULT IN INCREASED COSTS OF USING THE INTERNET, WHICH COULD ADVERSELY AFFECT HEALTHGATE'S BUSINESS. Currently, there are a number of laws that regulate communications or commerce on the Internet. Several telecommunications carriers have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these providers. Regulation of this type, if imposed, could substantially increase the cost of communicating on the Internet and adversely affect the Company's business, results of operations and the market price of the Company's common stock.

     PRIVACY-RELATED REGULATION ASSOCIATED WITH PROTECTING AN INDIVIDUAL'S MEDICAL RECORDS OR OTHER PERSONAL IDENTIFYING INFORMATION COULD ADVERSELY AFFECT HEALTHGATE'S BUSINESS. User privacy has become an issue both in the United States and abroad. The United States Department of Health and Human Services has recently implemented regulations to protect the privacy of individuals' medical records and health information that may affect the way HealthGate currently does business. Other government agencies have been investigating certain companies regarding their use of their users' personal information. In addition, the European Union (EU) has adopted a directive that imposes restrictions on how companies may use personal data of citizens of EU member states. HealthGate cannot make assurances that current or future regulations imposed domestically or overseas will not adversely affect the Company's business.

     As part of the Company's agreements with a few content suppliers, HealthGate maintains a limited amount of confidential information about those users who access certain content sources, such as the user's name, e-mail address and gender. HealthGate has a stringent privacy policy covering this information and maintains facilities and infrastructure designed to keep this information secure. However, a material security breach could damage our reputation or result in liability to the Company. HealthGate could also become liable if confidential information is disclosed inappropriately. Any such action could result in litigation, HealthGate's involvement in which, regardless of the outcome, could require HealthGate to expend significant financial resources. HealthGate could incur additional expenses if new regulations regarding the use of personal information are introduced or if any regulator chooses to investigate HealthGate's privacy practices.

     TAX TREATMENT OF COMPANIES ENGAGED IN INTERNET COMMERCE MAY ADVERSELY AFFECT THE INTERNET INDUSTRY AND HEALTHGATE. Tax authorities on the federal, state, and local levels are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject HealthGate to additional state sales, income and other taxes. The federal law that placed a temporary moratorium on certain types of taxation on Internet commerce expired in October 2001, but is expected to be extended for another two
(2) years. HealthGate cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. It is also possible that the governments of other states and foreign countries also might attempt to regulate HealthGate's transmission of content. Any new legislation, regulation or application or interpretation of existing laws would likely increase HealthGate's cost of doing business and may adversely affect its results of operations and the market price of the Company's common stock.

     HEALTHGATE MAY BE SUBJECT TO LIABILITY FOR CLAIMS THAT THE DISTRIBUTION OF MEDICAL INFORMATION CONSTITUTES PRACTICING MEDICINE OVER THE INTERNET. States and other licensing and accrediting authorities prohibit the unlicensed practice of medicine. HealthGate does not believe that its publication and distribution of healthcare information online constitutes practicing medicine. However, HealthGate cannot guarantee that one or more states or other governmental bodies will not assert claims contrary to its belief. Any claims of this nature could result in HealthGate spending a significant amount of time and money to defend and dispose of them.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM WILLIAM S. REECE DATED NOVEMBER 27, 2001, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NOVEMBER 27, 2001                                HEALTHGATE DATA CORP.

                                   SCHEDULE A

           INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                            OF HEALTHGATE DATA CORP.

The directors and executive officers of HealthGate Data Corp. and their positions and offices as of November 27, 2001, are set forth in the following table:

NAME                                        POSITION AND OFFICES HELD
William S. Reece                    Chairman of the Board of Directors, President
                                    and Chief Executive Officer

Veronica M. Zsolcsak                Chief Financial Officer and Treasurer

Rick Lawson                         Vice President of Business Development and Secretary

Gerald E. Bisbee, Jr.               Director

Jonathan J. G. Conibear             Director

Edson D. de Castro                  Director

David Friend                        Director

William G. Nelson                   Director

Thomas O. Pyle                      Director

The address of each director and executive officer is: c/o HealthGate Data Corp., 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803.


                                       A-1